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                                                                    EXHIBIT 99.1

                                  [CANAAN LOGO]



                                                For further information contact:
                                                Sue Barnard, Corporate Secretary
                                                                  (405) 604-9205
                                                    sue.barnard@canaanenergy.com


            CANAAN ENERGY CORPORATION ANNOUNCES REPURCHASE OF 11% OF
                            OUTSTANDING COMMON SHARES

NEWS RELEASE

Oklahoma City, Oklahoma (November 27, 2001) - Canaan Energy Corporation ("Canaan") (NASDAQ NMS: KNAN) today announced the planned buyback of 560,169 shares of its common stock at $12.00 per share. The purchase, totaling $6.7 million, represents approximately 11% of the shares outstanding and will close at the end of November. The Company plans to finance the transaction with a combination of cash on hand and bank borrowings under its existing credit facility. According to Chairman and CEO Leo E. Woodard, "The price paid per Mcf equivalent is well below that of recent oil and gas property transactions, and gives no value to the non-proven projects Canaan has assembled since it became a publicly traded company in October 2000. Given Canaan's current lack of market liquidity for its common stock, this purchase represents a unique opportunity to acquire a significant portion of the Company's shares at a price that is expected to result in an increase in value per share to the remaining shareholders."

The shares are being purchased by the Company pursuant to a right of first refusal granted by a shareholders' agreement executed at the time of the acquisition of Indian Oil Company by Canaan in October 2000. The shares, owned by three former shareholders of Indian Oil Company, had been offered for sale at $12.00 per share to Oklahoma City based Chesapeake Energy Corporation. After the purchase, the selling shareholders will continue to own approximately 233,000 shares of Canaan common stock, which remain subject to the shareholders' agreement.

In May 2001, Chesapeake had privately expressed interest in a possible business combination with Canaan. At that time, Canaan engaged the investment-banking firm of Hibernia Southcoast Capital ("HSC") to serve as financial advisor with respect to Chesapeake's expression of interest. After reviewing the Company's circumstances at that time with HSC, including, among other things, the Company's estimated net asset value and the Company's growth plan, the Canaan board concluded it was in the best interest of shareholders to continue with the Company's plan of growth, implemented only seven months prior, rather than pursue a business combination with Chesapeake. This decision was communicated to Chesapeake at the time. The current offer of $12.00 per share is substantially less than Chesapeake's prior level of interest. Although gas prices have declined since May 2001, the Company believes that oil and gas transaction values have not suffered a similar deterioration. The Company's exercise of its right of first refusal to purchase shares of the former Indian shareholders' shares, in addition to enhancing the value per share for remaining shareholders, also prevents Chesapeake from acquiring a significant equity position at a price which Canaan believes is below its fair value.

At the time of the Company's exercise of its right to repurchase the shares, its common stock was trading at a range of $7.30 to $7.60 per share. The shares have traded consistently below the Company's estimated underlying net asset value based on its estimated proved reserves since trading commenced on the NASDAQ NMS in October 2000. At that time, Canaan issued shares



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of its common stock as consideration for the acquisition of eight affiliated limited partnerships and Indian Oil Company. No additional shares were sold to the public, and the resulting lack of liquidity has severely inhibited Canaan's daily trading volume and share price as well as analyst coverage.

John K. Penton, Canaan's President, commented, "Chesapeake's desire to purchase a minority position in our Company at $12.00 per share confirms our opinion that the current stock price does not reflect the Company's value. The Company has previously stated its desire to raise additional capital through the equity markets at a time when the markets would be receptive to such an offering, and at a time when its shareholders would not suffer undue dilution. Such an offering, in addition to providing incremental capital, would create increased market liquidity for Canaan's common stock. In the meantime, we have assembled a staff of professionals with skills we believe to be unmatched in a company of our size. We have a plan of growth that we believe is in the best interests of Canaan's shareholders, and maximization of shareholder value remains our highest priority."

Canaan Energy Corporation is an independent oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma. Canaan trades on the NASDAQ NMS under the symbol KNAN.


FORWARD LOOKING STATEMENT

This press release includes certain statements that may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward looking statements. They include statements regarding the company's capital and growth plans, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in the light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties and that there will be no material acquisitions or divestitures. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all of these reasons, actual results or developments may differ materially from those projected in the forward looking statements. The company assumes no obligation to update the forward looking statements to reflect events or circumstances occurring after the date of the statement.